Exhibit 99.1
Universal Technical Institute Appoints Michael Slubowski to Board of Directors

The Company continues to expand its offerings in education, training, and workforce solutions and adds an industry expert to help guide Healthcare education and training expansion

PHOENIX, March 2, 2023 – Universal Technical Institute Inc. (NYSE: UTI), a leading workforce solutions provider of transportation, skilled trades and healthcare education programs, today announced that Michael A. Slubowski will join its Board as an independent director, effective March 1, 2023.

In December of 2022, UTI finalized the acquisition of Concorde Career Colleges, adding a new operating division to the company and an additional seventeen campuses to the organization’s footprint. This most recent acquisition dramatically increases the size of the company and adds the large and growing sector of healthcare education to the company’s portfolio. Adding Mr. Slubowski, a senior leader with executive leadership experience that spans all facets of the care continuum and more than forty-five years of healthcare delivery experience to the Board supports the company’s commitment to evolve to better meet student needs and employer demands.

“As we continue to expand the skilled trade and transportation division and now grow our healthcare education and training business, we need to maintain a Board that includes diverse perspectives and exemplary industry knowledge, and I am pleased to welcome Michael to the Board,” said Robert DeVincenzi, Non-Executive Chairman. “He brings tremendous leadership experience and insights, as well as an extensive track record of helping to guide and grow successful healthcare institutions. He will be invaluable as we continue to integrate and expand our Concorde platform and build on our legacy of strong industry partnerships, successful outcomes for students, and value creation for our shareholders.”

"Michael’s decades of experience across physician group practice management, ambulatory services, acute care, home care, and long-term care will bring a unique perspective to our Board of Directors and company, and I am excited Michael has agreed to join us as we expand our healthcare education business,” said Jerome Grant UTI’s Chief Executive Officer. "Americans are now spending more than $4 trillion annually on their healthcare needs and healthcare workers are the backbone of the system. With our expansion into the high-growth field of healthcare education and training, Michael’s leadership experience and knowledge of the needs of patients and healthcare providers will be an important addition to our company."

“Having spent most of my adult life in the healthcare sector, I can tell you that the need for a skilled workforce has never been greater,” said Slubowski. “UTI’s state-of-the-industry facilities and training programs have enabled many people to achieve their dreams, and – in the face of an ongoing shortage of healthcare workers – UTI is well positioned to provide high-quality training to thousands of people to help the industry meet that challenge. I look forward not only to helping guide and advance the company’s existing platform, but also to serve as a champion for transforming how healthcare education and service providers anticipate and address the opportunities and challenges in our industry.”

Michael A. Slubowski Biography

Slubowski is the President, Chief Executive Officer, and Board Member of Trinity Health, a $21.5 billion national health system that includes 26,000 affiliated physicians and 123,000 employees. During his 40 years as a healthcare executive, Slubowski has also served as President and CEO of Sisters of Charity of Leavenworth Health System, as President of Health Networks for Trinity Health before its 2013 merger with Catholic Health East, and in executive leadership positions at health systems including Henry Ford Health System in Detroit, Michigan; Samaritan Health Services in Phoenix, Arizona; and Providence Hospital in Southfield, Michigan.

Slubowski earned his bachelor's degree in business administration and his master’s degree in business administration from Wayne State University in Detroit, Michigan. He completed healthcare leadership training through an Advanced Leadership Institute conducted by the University of Michigan School of Business and sponsored by the National Center for Healthcare Leadership. He also holds fellowships in the American College of Healthcare Executives and the American College of Medical Practice Executives.

About Universal Technical Institute, Inc.

Universal Technical Institute, Inc. (NYSE: UTI) (the "Company") was founded in 1965 and is a leading workforce solutions provider of transportation, skilled trades and healthcare education programs, whose mission is to serve students, partners, and communities by providing quality education and support services for in-demand careers across a number of highly-skilled fields. The Company is comprised of two divisions: Universal Technical Institute ("UTI") and Concorde Career Colleges ("Concorde"). UTI operates 16 campuses located in 9 states and offers a wide range of transportation and skilled trades technical training programs under brands such as UTI, MIAT College of Technology, Motorcycle Mechanics Institute, Marine Mechanics Institute and NASCAR Technical Institute. Concorde operates across 17 campuses in 8 states, offering programs in the Allied Health, Dental, Nursing, Patient Care and Diagnostic fields. For more information, visit www.uti.edu or www.concorde.edu, or visit us on LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges or on Twitter @news_UTI or @ConcordeCareer.

Media Contact:

Mark Brenner
Vice President, Corporate Affairs & External Communications
Universal Technical Institute, Inc.
(623) 445-0872

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